Filed Pursuant to Rule 433

Registration Statement No. 333-188216

Dated October 22, 2013

PRICING TERM SHEET

3.875% Senior Notes due 2023

Issuer:	Yum! Brands, Inc.
Ratings:	Moody’s: Baa3 / S&P: BBB
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$325,000,000
Trade Date:	October 22, 2013
Settlement Date:	October 31, 2013 (T+7)
Maturity Date:	November 1, 2023
Interest Payment Dates:	Payable semi-annually in arrears on May 1 and November 1
First Pay Date:	May 1, 2014
Treasury Benchmark:	UST 2.500% due August 15, 2023
UST Spot (PX / Yield):	(99-26+ / 2.520%)
Re-offer Spread to UST:	140 bps
Re-offer Yield to Maturity:	3.920%
Coupon:	3.875%
Issue Price:	99.630%
Net Proceeds to Issuer:	$321,685,000
Day Count Basis:	30 / 360
Optional Redemption:	Make Whole + 25 bps (before three months prior to the maturity date)
Par Call:	Within three months prior to the maturity date
CUSIP:	988498 AJ0
Bookrunners:	Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC

Note: A securities rating is not a recommendation to buy sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

PRICING TERM SHEET

5.350% Senior Notes due 2043

Issuer:	Yum! Brands, Inc.
Ratings:	Moody’s: Baa3 / S&P: BBB
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$275,000,000
Trade Date:	October 22, 2013
Settlement Date:	October 31, 2013 (T+7)
Maturity Date:	November 1, 2043
Interest Payment Dates:	Payable semi-annually in arrears on May 1 and November 1
First Pay Date:	May 1, 2014
Treasury Benchmark:	UST 2.875% due May 15, 2043
UST Spot (PX / Yield):	(86-00 / 3.653%)
Re-offer Spread to UST:	170 bps
Re-offer Yield to Maturity:	5.353%
Coupon:	5.350%
Issue Price:	99.955%
Net Proceeds to Issuer:	$272,470,000
Day Count Basis:	30 / 360
Optional Redemption:	Make Whole + 25 bps (before six months prior to the maturity date)
Par Call:	Within six months prior to the maturity date
CUSIP:	988498 AK7
Bookrunners:	Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.